EXHIBIT 3.1

The text of Article IV, Section 4.6 of the Declaration of Trust which had been previously stated as follows:

“Section 4.6  Vacancies

The resignation , removal, incompetency, disqualification or death of any or all of the Trustees shall not terminate the Trust or affect its continuity; and any vacancy caused by the resignation, removal, incompetency, disqualification or death of any Trustee or Trustees shall not void, vitiate or invalidate any act or transactions made or done by the Trustees otherwise valid and proper.  During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder.  Vacancies among the Trustees may be filled by a written designation signed by a majority of the remaining Trustees and lodged among the records of the Trust.  The determination of a vacancy among the Trustees by reason of resignation, incompetency, disqualification or death, when made by a majority of the remaining Trustees and stated in the instrument filling such vacancy, shall be final and conclusive for all purposes.”

was amended to read as follows:

“Section 4.6  Filling Vacancies

The resignation , removal, incompetency, disqualification or death of any or all of the Trustees shall not terminate the Trust or affect its continuity; and any vacancy caused by the resignation, removal, incompetency, disqualification or death of any Trustee or Trustees shall not void, vitiate or invalidate any act or transactions made or done by the Trustees otherwise valid and proper.  During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder.  Vacancies among the Trustees and newly created trusteeships resulting from an increase in the number of trustees may be filled by a written designation signed by a majority of the remaining Trustees and lodged among the records of the Trust.  A trustee so elected by the Board of Trustees shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.  The determination of a vacancy among the Trustees by reason of resignation, incompetency, disqualification or death, when made by a majority of the remaining Trustees and stated in the instrument filling such vacancy, shall be final and conclusive for all purposes.”